News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Joshua Moore
Investor Contact
t: 952-715-5076
e: joshua.moore@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS THIRD QUARTER FISCAL 2012 RESULTS

ROANOKE, Va, November 8, 2012 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the third fiscal quarter ended October 6, 2012. Third quarter earnings per diluted share (EPS) were $1.21 which was a 14.2% decrease versus the third quarter last year. Year-to-date, EPS was $4.34 which was an increase of 3.6% over the same period last year.

Third Quarter Performance Summary

	Twelve Weeks Ended		Forty Weeks Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011

Sales (in millions)	$1,457.5	$1,465.0	$4,875.8	$4,842.9

Comp Store Sales %	(1.8%)	2.2%	(0.5%)	2.0%

Gross Profit %	49.8%	49.5%	49.9%	49.9%

SG&A %	39.4%	37.3%	38.8%	38.5%

Operating Income %	10.3%	12.1%	11.2%	11.4%

Diluted EPS	$1.21	$1.41	$4.34	$4.19

Avg Diluted Shares (in thousands)	73,992	74,730	74,107	78,058

“Our efforts to invest in the continued long-term growth of Commercial and increase customer traffic helped drive improvements in our comp store sales from the second quarter to the third quarter of this year and strengthened our positive Commercial comps for Advance stores through the quarter. Despite these improved sales trends, we were still unable to achieve our profitability expectations and fully mitigate the weak consumer demand within several of our markets, especially in our colder weather markets,” said Darren R. Jackson, President and Chief Executive Officer.  “As we look beyond our current quarter, we believe the industry fundamentals remain positive and that we are well positioned with our initiatives to fuel our future growth. These initiatives include the successful launch of our Advance Commercial Credit program, our new distribution center in Remington, IN, our recent expansion into New York City and our continued momentum from our B2B online ordering capability, hub investments and inventory upgrades.”

Fiscal Third Quarter and Year-to-Date Highlights

Total sales for the third quarter decreased 0.5% to nearly $1.46 billion, as compared with total sales during the third quarter of fiscal 2011. The sales decrease reflected a comparable store sales decrease of 1.8% versus a comparable store sales increase of 2.2% during the third quarter of fiscal 2011, partially offset by the net addition of 82 new stores during the past 12 months. Year-to-date, total sales increased 0.7% to $4.88 billion, compared with total sales of $4.84 billion over the same period last year.

The Company's gross profit rate was 49.8% of sales during the third quarter as compared to 49.5% during the third quarter last year. The 31 basis-point increase in gross profit rate was primarily due to improved shrink, cost deflation and supply chain efficiencies, partially offset by increased promotional activity. Year-to-date, the Company's gross profit rate was 49.9%, which was consistent with the same period in fiscal 2011.

The Company's SG&A rate was 39.4% of sales during the third quarter as compared to 37.3% during the same period last year. The 213 basis-point increase was primarily due to increased spending on in-store labor and advertising in an effort to drive consumer traffic and maintain market share in the softer consumer environment and expense deleverage as a result of the Company's lower sales volume. Year-to-date, the Company's SG&A rate was 38.8% versus 38.5% during the same period last year.

The Company's operating income during the third quarter of $150.4 million decreased 15.4% versus the third quarter of fiscal 2011. On a rate basis, operating income was 10.3% of total sales as compared to 12.1% during the third quarter of fiscal 2011. Year-to-date the Company's operating income rate was 11.2% versus 11.4% during the same period last year.

Operating cash flow decreased 17.4% to $504.8 million from $611.0 million through the third quarter of fiscal 2011. Free cash flow was $298.6 million versus $354.8 million through the third quarter of fiscal 2011. Capital expenditures were $201.2 million as compared to $207.5 million through the third quarter of fiscal 2011.

“Our third quarter performance continued to reflect the ongoing softness in our colder weather markets and a tougher economic environment impacting consumer demand for auto parts as evidenced by softness in both our maintenance and failure categories. While we are disappointed we did not achieve our profitability expectations, we are encouraged by the improvements in our sales trends, particularly in Commercial, from our second to third quarter,” said Mike Norona, Executive Vice President and Chief Financial Officer. “Our decision to trade off profitability in the short term is driven by our confidence in the long-term industry fundamentals and ensuring we position the company for fiscal 2013 with momentum as we expect a more normalized winter. As a result of the short-term softness in our performance, we now anticipate our fiscal 2012 EPS to be in the range $5.05 to $5.15 per share.”

Comparable Key Financial Metrics and Statistics (1)

	Twelve Weeks Ended		Forty Weeks Ended		Fifty-Two Weeks Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011	FY 2011	FY 2010

Sales Growth %	(0.5%)	4.2%	0.7%	4.0%	4.1%	9.5%

Sales per Store (2)	$1,683	$1,702	$1,683	$1,702	$1,708	$1,697

Operating Income per Store (3)	$178	$177	$178	$177	$184	$168

Return on Invested Capital (4)	18.9%	18.8%	18.9%	18.8%	19.5%	17.5%

Gross Margin Return on Inventory (5)	6.9	5.8	6.9	5.8	6.6	5.1

Total Store Square Footage, end of period	27,194	26,533	27,194	26,533	26,663	25,950

Total Team Members, end of period	54,220	52,386	54,220	52,386	52,002	51,017

(1)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted.

(2)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(3)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(4)	Return on invested capital (ROIC) is calculated in detail in the supplemental financial schedules.

(5)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Store Information

During the third quarter, the Company opened 35 stores, including seven Autopart International stores. Year-to-date, the Company opened 70 stores, including 13 Autopart International stores. As of October 6, 2012, the Company's total store count was 3,727 including 210 Autopart International stores. The Company remains on pace to open approximately 120 to 140 stores in fiscal 2012.

Dividend

On November 6, 2012, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on January 4, 2013 to stockholders of record as of December 21, 2012.

Investor Conference Call

The Company will host a conference call on Thursday, November 8, 2012 at 10:00 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until November 8, 2013.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of October 6, 2012, the Company operated 3,727 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about the Company, employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2012. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, business interruptions, information technology security, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended December 31, 2011 on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

###

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 6, 2012	December 31, 2011	October 8, 2011

Assets

Current assets:
Cash and cash equivalents	$479,383	$57,901	$65,929
Receivables, net	204,555	140,007	131,409
Inventories, net	2,193,369	2,043,158	2,109,721
Other current assets	70,582	52,754	67,063
Total current assets	2,947,889	2,293,820	2,374,122

Property and equipment, net	1,270,432	1,223,099	1,191,453
Assets held for sale	788	615	707
Goodwill	76,389	76,389	51,378
Intangible assets, net	28,649	31,380	29,122
Other assets, net	33,059	30,451	31,286
	$4,357,206	$3,655,754	$3,678,068

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$699	$848	$949
Accounts payable	1,825,162	1,653,183	1,586,058
Accrued expenses	413,950	385,746	390,283
Other current liabilities	141,043	148,098	128,338
Total current liabilities	2,380,854	2,187,875	2,105,628

Long-term debt	599,550	415,136	599,438
Other long-term liabilities	229,324	204,829	195,376
Total stockholders' equity	1,147,478	847,914	777,626
	$4,357,206	$3,655,754	$3,678,068

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
October 6, 2012 and October 8, 2011
(in thousands, except per share data)
(unaudited)

	October 6, 2012	October 8, 2011

Net sales	$1,457,527	$1,464,988
Cost of sales, including purchasing and warehousing costs	732,177	740,485
Gross profit	725,350	724,503
Selling, general and administrative expenses	574,990	546,683
Operating income	150,360	177,820
Other, net:
Interest expense	(8,048)	(8,150)
Other income (expense), net	312	(614)
Total other, net	(7,736)	(8,764)
Income before provision for income taxes	142,624	169,056
Provision for income taxes	53,121	63,503
Net income	$89,503	$105,553

Basic earnings per share (a)	$1.22	$1.43
Diluted earnings per share (a)	$1.21	$1.41

Average common shares outstanding (a)	73,166	73,381
Average common shares outstanding - assuming dilution (a)	73,992	74,730

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At October 6, 2012 and October 8, 2011, we had 73,366 and 72,443 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Forty Week Periods Ended
October 6, 2012 and October 8, 2011
(in thousands, except per share data)
(unaudited)

	October 6, 2012	October 8, 2011

Net sales	$4,875,802	$4,842,890
Cost of sales, including purchasing and warehousing costs	2,440,921	2,424,338
Gross profit	2,434,881	2,418,552
Selling, general and administrative expenses	1,890,762	1,865,828
Operating income	544,119	552,724
Other, net:
Interest expense	(25,849)	(25,876)
Other income (expense), net	759	(771)
Total other, net	(25,090)	(26,647)
Income before provision for income taxes	519,029	526,077
Provision for income taxes	196,414	197,834
Net income	$322,615	$328,243

Basic earnings per share (a)	$4.41	$4.27
Diluted earnings per share (a)	$4.34	$4.19

Average common shares outstanding (a)	73,052	76,595
Average common shares outstanding - assuming dilution (a)	74,107	78,058

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At October 6, 2012 and October 8, 2011, we had 73,366 and 72,443 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
October 6, 2012 and October 8, 2011
(in thousands)
(unaudited)

	October 6, 2012	October 8, 2011

Cash flows from operating activities:
Net income	$322,615	$328,243
Depreciation and amortization	143,767	134,480
Share-based compensation	12,132	14,232
Provision for deferred income taxes	18,402	45,374
Excess tax benefit from share-based compensation	(21,867)	(5,099)
Other non-cash adjustments to net income	3,125	4,153
(Increase) decrease in:
Receivables, net	(64,171)	(6,854)
Inventories, net	(148,759)	(245,851)
Other assets	(14,827)	17,715
Increase in:
Accounts payable	171,979	293,609
Accrued expenses	75,876	14,720
Other liabilities	6,510	16,260
Net cash provided by operating activities	504,782	610,982

Cash flows from investing activities:
Purchases of property and equipment	(201,210)	(207,505)
Business acquisitions, net of cash acquired	(5,332)	(18,170)
Proceeds from sales of property and equipment	348	1,114
Net cash used in investing activities	(206,194)	(224,561)
Cash flows from financing activities:
Decrease in bank overdrafts	(14,527)	(9,555)
Decrease in financed vendor accounts payable	—	(31,648)
Net (payments) borrowings on credit facilities	(115,000)	299,200
Issuance of senior unsecured notes	299,904	—
Payment of debt related costs	(2,648)	(3,656)
Dividends paid	(17,586)	(18,541)
Proceeds from the issuance of common stock, primarily exercise of stock options	7,182	12,452
Tax withholdings related to the exercise of stock appreciation rights	(25,627)	(3,151)
Excess tax benefit from share-based compensation	21,867	5,099
Repurchase of common stock	(25,193)	(629,189)
Contingent consideration related to previous business acquisition	(4,755)	—
Other	(723)	(712)
Net cash provided by (used in) financing activities	122,894	(379,701)

Net increase in cash and cash equivalents	421,482	6,720
Cash and cash equivalents, beginning of period	57,901	59,209
Cash and cash equivalents, end of period	$479,383	$65,929

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Forty Week Periods Ended
October 6, 2012 and October 8, 2011
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	October 6, 2012	October 8, 2011

Cash flows from operating activities	$504,782	$610,982
Cash flows used in investing activities	(206,194)	(224,561)
	298,588	386,421

Decrease in financed vendor accounts payable	—	(31,648)

Free cash flow	$298,588	$354,773

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	October 6, 2012	October 8, 2011

Net income	$389,053	$376,353
Add:
After-tax interest expense and other, net	18,543	20,529
After-tax rent expense	196,804	192,777
After-Tax Operating Earnings	604,400	589,659

Average assets (less cash)	3,744,982	3,405,982
Less: Average liabilities (excluding total debt)	(2,454,768)	(2,125,062)
Add: Capitalized lease obligation (rent expense * 6) (a)	1,900,062	1,855,242
Total Invested Capital	3,190,276	3,136,162

ROIC	18.9%	18.8%

Rent expense	$316,677	$309,207
Interest expense and other, net	$29,848	$32,920

(a)	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.